                                      LOGO
                            (FORMERLY PENWEST, LTD.)

                              BELLEVUE, WASHINGTON
                               DECEMBER 22, 1997

Dear Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of Penford Corporation to be held on Tuesday, January 27, 1998 at 10:30 a.m. at the Seattle Art Museum, 100 University Street, Seattle, Washington.

     Information concerning the business to be conducted at the meeting is contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The principal business of the meeting will be (1) to elect two directors and (2) to ratify the selection of independent auditors for the Company. At the meeting, we also will report on the business operations of Penford and respond to any questions you might have.

     It is important that your shares be represented at the meeting. Accordingly, whether or not you plan to attend, please sign, date and return promptly the enclosed proxy in the enclosed envelope.

                                          Very truly yours,

                                          LOGO
                                          TOD R. HAMACHEK
                                          President and Chief Executive Officer

                              PENFORD CORPORATION
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 27, 1998
                         ------------------------------

To the Shareholders:

     The annual meeting of shareholders of Penford Corporation will be held at the Seattle Art Museum, 100 University Street, Seattle, Washington, on January 27, 1998, at 10:30 a.m., for the following purposes:

          1. To elect two directors;

          2. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year; and

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on December 1, 1997 are entitled to notice of, and to vote at, the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO
                                          EDMUND O. BELSHEIM, JR.
                                          Corporate Secretary

December 22, 1997

                                   IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and return promptly the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. PROMPTLY SIGNING, DATING AND RETURNING THE PROXY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

                              PENFORD CORPORATION

                      777 - 108TH AVENUE N.E., SUITE 2390
                        BELLEVUE, WASHINGTON 98004-5193

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Penford Corporation ("Penford" or the "Company," formerly Penwest, Ltd.) to be voted at the annual meeting of the shareholders of the Company to be held at 10:30 a.m. on January 27, 1998. Shareholders who execute proxies may revoke them at any time prior to their exercise, by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date or by voting in person at the meeting. These proxy materials, together with the Company's annual report to shareholders, are being mailed to shareholders on or about December 22, 1997.

     Shareholders of record at the close of business on December 1, 1997 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 1, 1997, there were outstanding 7,279,054 shares of common stock of the Company.

                    SPECIAL NOTE REGARDING PLANNED SPIN-OFF

     On October 9, 1997, Penford announced a two-stage plan designed to foster the growth of its pharmaceuticals business and, separately, its specialty starch based paper chemicals and food ingredients businesses. Under the first stage of the plan, Penford's wholly owned subsidiary Penwest Pharmaceuticals Co. ("Penwest," formerly Edward Mendell Co., Inc.) would sell up to 20% of its common stock through an initial public offering (the "Penwest IPO"). Under the second stage of the plan, Penford would effect a tax-free spin-off to its shareholders of its remaining ownership of Penwest common shares, contingent upon satisfying certain conditions, including receipt of a tax ruling from the Internal Revenue Service or a written opinion from Ernst & Young LLP to the effect that, among other things, the spin-off will qualify as a tax-free distribution. If the spin-off occurs, Penwest will no longer be a subsidiary of Penford.

     In connection with the plan, certain officers of Penford including Tod R. Hamachek, President and Chief Executive Officer, Edmund O. Belsheim, Jr., Vice President Corporate Development and General Counsel and John V. Talley, Jr., Vice President will resign their positions with Penford to become officers of Penwest (effective upon the closing of the Penwest IPO). Also, effective upon the closing of the Penwest IPO, Jeffrey T. Cook, presently Vice President, Finance and Chief Financial Officer of Penford, will be appointed as President and Chief Executive officer of Penford and certain other executive changes will be made. Also upon the closing of the Penwest IPO, Mr. Cook will be elected to the Board of Directors of Penford. Effective upon the date of the spin-off Mr. Hamachek and Paul E. Freiman will resign from the Board of Directors of Penford.

1.  ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, and directors in each class are elected for a three-year term. This year, Mr. Hamachek and Ms. Narodick, have been nominated to be reelected for a term that expires at the annual meeting of shareholders to be held in 2001. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REELECTION OF EACH OF THE NOMINEES FOR REELECTION AS A DIRECTOR.

     Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

     The candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election.

     Two nominees are being proposed because it is anticipated that Mr. Cook will be added to this class upon the closing of the Penwest IPO.

     Nominees for Reelection

     TOD R. HAMACHEK, 51, has served as President and Chief Executive Officer of the Company since 1985 and as a director since 1983. He was also named the Chairman of the Board of Directors and Chief Executive Officer of Penwest in October 1997. Mr. Hamachek is also a director of DEKALB Genetics Corporation and Northwest Natural Gas Company. He will resign his offices with Penford effective upon the closing of the Penwest IPO. He will resign his position as a director of Penford, effective upon the date of the spin-off.

     SALLY G. NARODICK, 52, has served as a director of the Company since August 1993. Ms. Narodick has served as Educational Technology Consultant to the Consumer Division of IBM Corporation since December 1996 and served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company ("Edmark"), from 1989 to September 1996. She is also a director of Puget Sound Energy Company and Fluke Corporation.

     Continuing Directors -- Term Expires 1999
     RICHARD E. ENGEBRECHT, 70, has served as a director of the Company since 1983. Mr. Engebrecht has served as Chairman of PrimeSource Corporation since 1994. He was Chairman of Momentum Corporation, a distributor of graphic arts, photographic, upholstery and bedding supplies ("Momentum"), from 1990 to September 1994 and was its Chief Executive Officer from 1990 until his retirement in 1992. He was President and Chief Executive Officer of VWR Scientific Products Corporation, a distributor of laboratory equipment and supplies ("VWR"), from 1986 to 1990. He is also a director of VWR Scientific Products and SeaMED Corporation.

     WILLIAM G. PARZYBOK, JR., 55, has served as a director of the Company since August 1993. Mr. Parzybok has served as Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments, since 1991. He was Vice President and General Manager of Engineering Applications Group of Hewlett-Packard Company from 1988 to 1991.

     WILLIAM K. STREET, 67, has served as a director of the Company since 1983. Mr. Street has served as President of The Ostrom Company, growers and distributors of mushrooms, since 1965.

     Continuing Directors -- Term Expires 2000
     PAUL E. FREIMAN, 63, has served as a director of the Company since April 1996. He has been a director of Penwest since October 1997. Mr. Freiman has been the CEO and President of Neurobiological Technologies Inc., a biotechnology company, since May, 1997 and Chairman of the Board of Digital Gene Technologies, a biotechnology company, since February, 1995. Mr. Freiman was Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company, from 1990 to 1995. He will resign his position as a director of Penford effective upon the date of the spin-off.

     PAUL H. HATFIELD, 61, has served as a director of the Company since October 1994. Mr. Hatfield served as Chairman, President and Chief Executive Officer of Petrolite Corporation, which provides products and services to the petrochemicals and other industries ("Petrolite"), from

November 1995 to July 1997. He was a Vice President of the Ralston-Purina Company ("Ralston") and President and Chief Executive Officer of Ralston's wholly-owned subsidiary, Protein Technologies International, Inc., from 1988 to 1995. He is also director of DEKALB Genetics Corporation, Solutia, Inc. and Stout Industries.

     HARRY MULLIKIN, 70, has served as a director of the Company since 1990. Mr. Mullikin has served as Chairman Emeritus of Westin Hotels and Resorts since 1989 and was its Chairman of the Board from 1981 to 1989 and Chief Executive Officer from 1977 to 1989.

     N. STEWART ROGERS, 67, has served as Chairman of the Board of Directors of the Company since 1990 and as a director since 1983. He has been a director of Penwest since October 1997. Mr. Rogers was Senior Vice President of Univar Corporation, a distributor of industrial and agricultural chemicals ("Univar"), from 1989 to 1992. He is also a director of Fluke Corporation, U.S. Bancorp, VWR Scientific Products Corporation, and Royal Pakhoed, N.V. Mr. Rogers is the father-in-law of Jeffrey T. Cook.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 1, 1997, regarding the beneficial ownership of the Company's common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock, by the directors, by the executive officers named in the Summary Compensation Table, and by the directors and executive officers as a group.

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL
                                                                   OWNERSHIP OF        PERCENT
       NAME (AND ADDRESS FOR BENEFICIAL OWNERS OVER 5%)           COMMON STOCK(1)      OF CLASS
---------------------------------------------------------------  -----------------     --------
David L. Babson & Co., Inc.....................................       568,900             7.82%
  One Memorial Drive
  Cambridge, MA 02142
Wellington Management..........................................       483,120             6.64
  75 State Street
  Boston, MA 02109
Edmund O. Belsheim, Jr.........................................        14,463                *
Jeffrey T. Cook................................................       172,833(2)          2.37
Richard E. Engebrecht..........................................        75,454             1.04
Paul E. Freiman................................................         3,178                *
Tod R. Hamachek................................................       369,854             5.08
Paul H. Hatfield...............................................        20,227                *
Harry Mullikin.................................................        27,624                *
Sally G. Narodick..............................................        10,264                *
William G. Parzybok, Jr........................................         6,238                *
N. Stewart Rogers..............................................       153,005(3)          2.10
Francis C. Rydzewski...........................................        17,897                *
William K. Street..............................................        45,263(4)             *
John V. Talley, Jr.............................................        14,990                *
All directors and executive officers as a group (16 persons)...       970,214            13.33

------------------------------

 *  Represents less than 1%.

(1) Unless otherwise indicated, beneficial ownership represents sole voting and investment power. Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Cook, 16,875; Mr. Hamachek, 34,500; Mr. Rydzewski, 10,750; Mr. Talley, 13,250; Mr. Belsheim, 13,250; and all directors and executive officers as a group, 120,375.

(2) Includes 73,800 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(3) Includes 11,538 shares held in irrevocable trusts for which Mr. Rogers has sole voting and investment power.

(4) Includes 28,128 shares owned by Mr. Street's spouse as to which Mr. Street disclaims beneficial ownership.

                   COMMITTEES OF THE BOARD AND DIRECTOR FEES

The Board of Directors has the following standing committees:

        Audit and Environmental, Health and Safety Committee -- This committee consists of Messrs. Engebrecht (Chairperson), Hatfield and Street and Ms. Narodick. The committee recommends to the Board the selection of the independent auditors, reviews the proposed scope of the independent audit, reviews the annual financial statements and the independent auditor's report, reviews the independent auditor's recommendations relating to accounting, internal controls and other matters, reviews internal controls and accounting procedures with management, approves policies relating to environmental, health and safety matters, and resolves conflict of interest issues.

        Compensation Committee -- This committee consists of Messrs. Mullikin (Chairperson), Freiman, Hatfield and Parzybok. The committee reviews current remuneration of the directors and the executive officers of the Company and makes recommendations to the Board regarding appropriate periodic adjustments of such amounts. The committee also makes recommendations regarding the Company's benefit plans, the bonus plan and the grants of stock options to officers and employees under the Company's stock option plan.

        Executive Committee -- This committee consists of Messrs. Rogers (Chairperson), Engebrecht, Freiman and Hamachek. The committee is authorized to exercise all powers and authority of the Board with certain exceptions.

        Nominating Committee -- This committee consists of Messrs. Hatfield (Chairperson) and Parzybok and Ms. Narodick. The committee proposes nominees for election by the shareholders at each annual meeting and candidates to fill any vacancies. The Company's Restated Articles of Incorporation allow a majority of disinterested directors (generally, directors who are not affiliated with any shareholder owning 5% or more of the Company's outstanding voting stock) or persons beneficially owning 1% or more of the outstanding shares of voting stock when cumulative voting is in effect as a result of a shareholder owning 40% or more of the Company's outstanding voting stock to nominate candidates for election as a director and to have information relating to such nominees included in the Company's proxy statement. The procedures to be followed in the case of any such nomination are set forth in the Bylaws of the Company. The committee also makes recommendations for other committee appointments.

        Pension Committee -- This committee consists of Ms. Narodick (Chairperson) and Messrs. Mullikin, Rogers and Street. The committee makes recommendations to the Board regarding the Company's retirement plans, directs the investment, directly or indirectly through trustees or investment managers, of the assets of such plans and reviews investment manager performance.

     The Audit and Environmental, Health and Safety Committee met one time, the Compensation Committee met four times, the Executive Committee met three times, the Nominating Committee met one time, the Pension Committee met one time, and the Board of Directors met nine times during the fiscal year ended August 31, 1997. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which they served.

     Non-employee directors were compensated during the last fiscal year as follows:

    Annual retainer for Chairman of the Board of Directors.....................  $30,000
    Annual retainer as a director..............................................    9,000
    Annual retainer as Chairman of the Executive Committee.....................    4,000
    Annual retainer as Chairman of all other standing committees...............    2,000
    Fee for each meeting of the of Board of Directors attended.................    1,000
    Fee for each meeting of the Board of Directors attended when held out of state
      of director's residence..................................................    2,000
    Fee for Chairman of each standing committee for each meeting attended......    1,000
    Fee for member of each standing committee for each meeting attended........    1,000
    Reimbursement for all reasonable expenses incurred in attending Board or committee meetings

Under a deferred compensation plan, non-employee directors may elect to defer with interest all or part of such compensation.

     Non-employee directors also receive restricted stock under a restricted stock plan. The plan provides that every three years, commencing on September 1, 1993, each non-employee director will be awarded $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after a September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A nonemployee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, the director must forfeit such shares.

     In addition, non-employee directors receive stock options under a stock option plan. The plan provides that on each September 1, each non-employee director will automatically be granted an option to purchase the number of shares of the Company's common stock equal to $10,000 divided by 25% of the fair market value of a share of such stock on such date. The exercise price is 75% of the fair market value of a share of such stock on the grant date. If a non-employee director will not serve during the full fiscal year due to retirement, then a pro rata award will be made. Accordingly, on September 1, 1996, each non-employee director was granted on option to purchase 2,192 shares of common stock (based on a price of $18.25 for such a share on that date). Each non-employee director also may elect to receive during a fiscal year a stock option in lieu of director cash compensation for that year. Grants of these options, if so elected, occur quarterly. The number of shares subject to each option is equal to the amount of compensation (retainer, meeting and committee fees) payable to the non-employee director as of the quarterly date divided by 25% of the fair market value of a share of the Company's common stock on the grant date. The exercise price for these deferred compensation options is 75% of the fair market value of a share of such stock on the grant date. In fiscal 1997, the following non-employee directors elected to receive such options in lieu of director cash compensation: Messrs. Engebrecht, Hatfield, Mullikin, Rogers and Street. Unless an option granted under the plan is terminated or its exercisability is accelerated in accordance with the plan upon the occurrence of certain events (including a change of control), the option is exercisable six months after its grant date. The options terminate at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

                             EXECUTIVE COMPENSATION

     Compensation paid by the Company during fiscal years 1997, 1996 and 1995 for the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") is set out in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                            ANNUAL COMPENSATION          ------------
                                      --------------------------------    SECURITIES
                                                          OTHER ANNUAL    UNDERLYING     ALL OTHER
                             FISCAL   SALARY     BONUS    COMPENSATION     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      ($)     ($)(1)       ($)(2)           #            ($)(3)
---------------------------  ------   -------   -------   ------------   ------------   ------------
Tod R. Hamachek............   1997    340,000   453,934           0         96,000         16,529
  President and Chief         1996    340,000   123,967           0              0         22,174
  Executive Officer           1995    315,000   314,967       2,915              0         49,989
Edmund O. Belsheim,           1997    176,772   156,104           0         53,000          5,286
  Jr.(4)...................
  Vice President, Corporate
  Development and General
  Counsel
Francis C. Rydzewski(4)....   1997    205,000   127,408           0         19,000          8,927
  Vice President              1996    187,500    52,072           0              0          7,000
                              1995     74,043    47,731           0         15,000            330
Jack V. Talley, Jr.........   1997    185,000   103,896           0         19,000          8,361
  Vice President              1996    180,000    58,183           0              0          9,785
                              1995    165,000    67,233           0         40,000          3,935
Jeffrey T. Cook............   1997    155,000   129,813           0         14,500          8,148
  Vice President, Finance     1996    152,000    37,793           0              0         10,991
  and Chief Financial         1995    142,000    87,375           0         35,000          9,477
  Officer

---------------

(1) Reflects bonuses earned during the fiscal year, but paid in the next fiscal year.

(2) These amounts represent the portion of interest earned on deferred compensation above 120% of the applicable federal rate.

(3) These amounts represent the Company's matching and profit sharing contributions under the Penford Savings and Stock Ownership Plan and premiums paid on behalf of the named executive officers for supplemental life and disability insurance plans.

(4) Mr. Rydzewski joined Penford in March 1995. Mr. Belsheim joined Penford in September 1996.

Penford has approved the grant of options covering an aggregate of 358,000 shares of common stock to a group of executives including Mr. Cook, 125,000 shares and Mr. Rydzewski, 60,000 shares. These options will be granted upon completion of the spin-off and will have an exercise price equal to the closing price of Penford common stock on the 15th trading day immediately following the spin-off.

     The Company has a stock option plan pursuant to which options to purchase common stock are granted to officers and key employees of the Company. The plan is administered by the Compensation Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. The plan and related agreements contain provisions that, in certain circumstances, may cause the date of exercise of such option to accelerate upon a change of control of the Company.

                        OPTION/SAR GRANTS IN FISCAL 1997

                                                   INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED ANNUAL
                              NUMBER OF         % OF TOTAL                                         RATES OF STOCKPRICE
                             SECURITIES        OPTIONS/SARS                                      APPRECIATION FOR OPTION
                             UNDERLYING         GRANTED TO        EXERCISE OR                           TERMS(1)
                            OPTIONS/SARS       EMPLOYEES IN       BASE PRICE      EXPIRATION     -----------------------
          NAME               GRANTED (#)        FISCAL YEAR         ($/SH)           DATE         5%($)         10%($)
------------------------    -------------     ---------------     -----------     ----------     --------     ----------
Tod R. Hamachek                 46,000                16%           $ 18.50        11/02/06      $535,189     $1,356,275
                                50,000              17.4%             17.50        12/22/06       550,283      1,394,525
Edmund O. Belsheim, Jr.         35,000              12.2%             18.25        10/07/06       401,706      1,018,003
                                18,000               6.3%             18.50        11/02/06       209,422        530,716
Francis C. Rydzewski            19,000               6.6%             18.50        11/02/06       221,056        560,200
Jack V. Talley, Jr.             19,000               6.6%             18.50        11/02/06       221,056        560,200
Jeffrey T. Cook                 14,500               5.0%             18.50        11/02/06       168,701        427,521

---------------

(1) Potential realizable value is based on the assumption that the stock price of the Company's common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                VALUE OF UNEXERCISED
                       SHARES                           NUMBER OF             IN-THE-MONEY OPTIONS/SARS
                      ACQUIRED                  UNEXERCISED OPTIONS/SARS
                         ON                      AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                      EXERCISE       VALUE     ---------------------------   ---------------------------
       NAME              (#)       REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------  -----------   ---------   -----------   -------------   -----------   -------------
Tod R. Hamachek....    257,242     2,495,089      20,000         76,000       $ 295,000     $1,075,000
Francis C.
  Rydzewski........        -0-                     6,000         28,000          69,000        364,750
Jack V. Talley,
  Jr...............        -0-                     6,000         63,000          57,000        749,250
Jeffrey T. Cook....        -0-                    11,250         73,250          98,125        803,750
Edmund O. Belsheim,
  Jr...............        -0-                       -0-         53,000             -0-        737,500

------------------------------

(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.

                              RETIREMENT BENEFITS

                                   YEARS OF SERVICE
    COVERED         -----------------------------------------------
COMPENSATION(1)        20           25           30           35
---------------     --------     --------     --------     --------
   $ 200,000        $ 57,569     $ 71,961     $ 86,353     $100,745
     300,000          87,569      109,461      131,353      153,245
     400,000         117,569      146,961      176,353      205,745
     500,000         147,569      184,461      221,353      258,245
     600,000         177,569      221,961      266,353      310,745
     700,000         207,569      259,461      311,353      363,245
     800,000         237,569      296,961      356,353      415,745
     900,000         267,569      334,461      401,353      468,245

------------------------------

(1) Represents the highest average annual earnings during five consecutive calendar years of service.

     The Company has a defined benefit retirement plan (the "Retirement Plan"). The table above shows the estimated annual benefits payable on retirement under the Retirement Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. With certain exceptions, the Internal Revenue Code restricts to an aggregate amount of $120,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan which is qualified under the Code. The Code also limits the covered compensation which may be used to determine benefits to $150,000 beginning in 1994. The Board of Directors has established supplemental benefits for certain highly compensated employees to whom this limit applies, or will apply in the future, so that these employees will obtain the benefit of the formula that would have applied in the absence of the limitation. Executive officers entitled to receive supplemental benefits as of August 31, 1997 were Messrs. Hamachek, Rydzewski, Talley, Cook and Belsheim.

     Compensation of executive officers covered by the Retirement Plan includes salaries and bonuses as shown in the Salary and Bonus columns of the Summary Compensation Table. Compensation of all other employees covered by the Retirement Plan includes salaries, commissions and bonuses. All regular, full-time employees not members of a collective bargaining unit are eligible to participate in the Retirement Plan.

     As of August 31, 1997, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Hamachek, 14, Mr. Rydzewski, 3; Mr. Talley, 4; Mr. Cook, 16; and Mr. Belsheim, 1.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of Penford's Board of Directors (the "Committee") is comprised of non-employee, outside directors. The Committee is broadly charged by the Board of Directors with the following responsibilities:

     - Establishing compensation and incentive programs that are directly tied to the long-term financial performance of Penford, including a balanced combination of targets requiring the achievement of short term operating goals and longer-term strategic objectives.

     - Encouraging meaningful levels of Penford stock ownership for key personnel.

     - Directing and monitoring retirement programs for all Penford employees.

     Following review and approval by the Committee, issues pertaining to executive compensation are submitted to the full Board of Directors for approval or ratification.

     Since its spin-off from Univar in 1984, Penford has maintained the philosophy that compensation of its executive officers should be directly and materially linked to the long-term results shareholders receive.

     The executive compensation program consists of base salary, the Management Incentive Compensation Program (MICP) based on operating income and shareholder value objectives, and stock-based incentive programs. Penford also contributes to savings and retirement programs.

     Base Salary
     The Committee uses outside consultants to identify competitive salary grades and ranges. The Committee directs the outside firm to consider similar sized companies (based on market capitalization), geographic factors, similar market-related companies, and growth profiles of other companies. These competitive standards are reviewed every eighteen months and are targeted towards the 50th percentile of the companies surveyed. In addition, an executive officer's performance and potential, as well as changes in duties and responsibilities, are factors that may be considered in adjusting base salaries.

     Management Incentive Compensation Program (MICP)
     This program is an annual cash payout dependent on achieving operating income and shareholder value objectives. Penford's Board of Directors believes strongly that a balanced combination of targets requiring the achievement of shortterm operating goals and longer-term strategic objectives translate directly into increasing the long term value of Penford stock. There is a high entry point for payout under the MICP. For example, no payouts are generally made under the operating goals of the MICP unless 75% of specific targets are achieved. Individual MICP awards are determined by salary grade and are subject to an adjustment based on judgments of individual performance. The highest individual target payout is 65% of an individual's base salary, and the lowest individual target payout is 20%. Payouts can exceed targets when targets are exceeded.

     Stock Based Incentive Programs
     The Board of Directors strongly encourages all executive officers of Penford to build a significant ownership position, over time, in Penford common stock. Penford has used stock-based incentive programs since its spin-off in 1984 to support this ownership objective. All stock options to executive officers have been granted at market price. Options under the stock-based incentive programs consist of performance shares requiring achievement of return on capital targets, incentive stock options, and five-year and ten-year long term non-qualified stock options. All executive officers of Penford have a significant position in Penford stock relative to their net worth.

     The amount of stock option shares granted under any given program is calculated based on a potential long-term total return to shareholders versus the potential long-term return to the option holder for performance in increasing the value of Penford stock. Factors such as dilution of existing shareholders and existing open market stock buyback programs are taken into account.

     Supplemental Benefit Plans
     Supplemental Benefit Plans for executive officers and other key personnel include a supplemental retirement plan, deferred compensation plan, and survivor benefit life and disability plan. These plans are designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

     CEO Compensation
     As discussed above, Penford's executive cash compensation program includes a base salary and a Company performance-based Management Incentive Compensation Program (MICP). Mr. Hamachek participates in the same MICP applicable to the other named executive officers. The Committee's objective is to correlate Mr. Hamachek's MICP remuneration with the performance of Penford. Mr. Hamachek's performance related pay for fiscal years 1997, 1996 and 1995 was paid under the MICP. Such pay for fiscal years 1997 and 1995 was based on the fact that predetermined MICP objectives were met or exceeded in each of those years. Such pay for 1996 was based on the fact that only 85% of Penford's targets were achieved in that year. Historically, Mr. Hamachek's base salary has been reviewed every eighteen months, in an effort to maintain market competitiveness of his base salary. His salary was last reviewed March 1, 1997.

                                          Harry Mullikin, Chairperson
                                          Paul E. Freiman
                                          Paul H. Hatfield
                                          William G. Parzybok, Jr.

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total shareholder return on its common stock for a five year period (August 31, 1992 to August 31, 1997) with the cumulative total return of the Nasdaq Market Index and all companies traded on Nasdaq with a market capitalization of $150 - $250 million, excluding financial institutions. The graph assumes that $100 was invested on August 31, 1992 in the Company's common stock and in the stated indices. The comparison assumes that all dividends are reinvested.

     Management does not believe there is either a published index, or a group of companies whose overall business is sufficiently similar to the business of Penford, to allow a meaningful benchmark against which the Company can be compared. The Company operates in three distinct market lines making overall comparisons to one of these markets misleading to the Company as a whole. For these reasons, the Company has elected to use companies traded on Nasdaq with a similar market capitalization as a peer group.

        Measurement Period                                                     NASDAQ MARKET
      (Fiscal Year Covered)           'PENWEST, LTD.'    PEER GROUP INDEX          INDEX
1992                                         100                 100                 100
1993                                       79.74              114.87              130.18
1994                                      104.09               107.3              142.24
1995                                      110.45              129.61              169.25
1996                                        79.8              131.85              190.05
1997                                       142.4              138.82              263.05

2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP, Certified Public Accountants, as independent auditors for the Company for the current fiscal year. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of certified public accountants will be selected as independent auditors by the Board.

     Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1998.

                         CHANGE-OF-CONTROL ARRANGEMENTS

     The Company has change-of-control agreements with the following executive officers: Messrs. Hamachek, Cook, Rydzewski, Belsheim, Talley, Gregory C. Horn and Robert G. Widmaier. Each agreement provides that the executive will receive compensation for 30 months if his employment is terminated by the Company for any reason other than gross misconduct, death, disability or reaching age 65, or if he terminates his employment following (i) the assignment to him of responsibilities or title materially less than his responsibilities and title prior to a change of control, (ii) the reduction in the aggregate of his salary and bonus or (iii) a material breach by the Company of the agreement, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Company. The compensation will be paid at a rate equal to the executive's then current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the executive's average compensation for the preceding three calendar years and is subject to reduction if the aggregate present value of all payments would equal or exceed three times the executive's "base amount," as defined in Section 280G of the Internal Revenue Code. The executive also will continue to have "employee" status for the 30-month period and will retain most employee benefits during this period. The amount to be paid is reduced by amounts received by the executive from other employers during the 30-month period.

     The estimated aggregate amounts presently payable in the event of a change of control (assuming each executive receives payments for the maximum 30-month period) would be: Mr. Hamachek, $1,573,000; Mr. Cook, $586,000; Dr. Widmaier, $502,000; Mr. Rydzewski, $698,000; Mr. Talley, $633,000; Mr. Horn, $435,000; and
Mr. Belsheim, $865,000. This does not include the value of employee benefits that might be payable to the executive during the 30-month period. The value of these benefits cannot be calculated at this time. Continuation of these benefits would include participation in the Company's health and welfare plans and policies, continued vesting of stock options, and continuation of years of service for pension and other retirement plan benefit computation purposes.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Secretary of the Company at its executive offices no later than August 27, 1998, to be included in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

     The proxy accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and other employees of the Company, none of whom will receive any additional compensation for their services. Employees of Corporate Communications, Inc., which is retained on an annual basis as the Company's investor relations consultant, also may solicit proxies as a part of its services under the annual retainer arrangement. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

                                 OTHER MATTERS

     The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

DECEMBER 22, 1997

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1997, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE TO: VICTOR W. BREED, CORPORATE DIRECTOR OF FINANCE, PENFORD CORPORATION, POST OFFICE BOX 1688, BELLEVUE, WASHINGTON 98009-1688.

PROXY
                                     PROXY

                   For Annual Meeting of the Shareholders of
                              PENFORD CORPORATION
                            (formerly Penwest, Ltd.)

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                              BOARD OF DIRECTORS.

     The undersigned hereby appoints Jeffrey T. Cook and Victor W. Breed, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 27, 1998 and at any adjournment thereof.

                (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                                                             Please mark    [X]
                                                                                                             your votes as
                                                                                                             indicated in
                                                                                                             this sample.


                                        FOR     NOT FOR                                                 FOR     AGAINST    ABSTAIN
Election of Directors.                                          2. Ratification of selection of
Tod R. Hamachek,                        [ ]       [ ]              Ernst & Young LLP as independent     [ ]       [ ]        [ ]
Sally G. Narodick                                                  auditors of the Company

Except vote withheld from following                             3. In their discretion, the proxies are authorized to vote upon
nominee(s) listed in space at                                      such other business as may properly come before the meeting.
right: ____________________________

                                                                          I plan to attend the meeting. [ ]

                                                                        This proxy, when properly signed, will be voted in
                                                                        the manner directed herein by the undersigned
                                                                        shareholder. IF NO DIRECTION IS MADE, THIS PROXY
                                                                        WILL BE VOTED FOR PROPOSALS 1 AND 2.


                                                                        IMPORTANT - PLEASE SIGN AND RETURN THIS PROXY PROMPTLY.
                                                                        When shares are held by joint tenants, both should sign.
                                                                        When signing as attorney, executor, administrator,
                                                                        trustee or guardian, please give full title as such.
                                                                        If a corporation, please sign in full corporate name by
                                                                        President or other authorized officer. If a partnership,
                                                                        please sign in partnership name by an authorized person.


Signature(s) _____________________________________________________________________________________ Dated ______________, 1997/1998


----------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE